SCHEDULE B
List of Funds

PRINCIPAL UNDERWRITER AGREEMENT

              The following portfolios (“Funds”) are hereby made parties to the Principal Underwriter Agreement dated October 1, 2008:

AS OF: December 26, 2013

UNION STREET PARTNERS VALUE FUND
PERKINS DISCOVERY FUND
VIRGINIA EQUITY FUND
REMS INTERNATIONAL REAL ESTATE VALUE OPPORTUNITY FUND